REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
  Home Vision Entertainment, Inc.:

We have audited the accompanying balance sheets of Home Vision Entertainment, Inc. as of September 30, 1993, 1994, 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years ended September 30, 1993, 1994, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Vision Entertainment, Inc. as of September 30, 1993, 1994, and 1995, and the results of its operations and its cash flows for each of the three years ended September 30, 1993, 1994, 1995, in conformity with generally accepted accounting principles.




Portland, Maine                                      /s/ Coopers & Lybrand, LLP
November 13, 1995, except for Notes
4 and 16, as to which the dates are
June 24, 1996 and June 5, 1996,
respectively

                         HOME VISION ENTERTAINMENT, INC.
                                 BALANCE SHEETS
                       September 30, 1993, 1994, and 1995
                                  June 30, 1996

   ASSETS                                                              1993          1994         1995           1996
                                                                   ------------   ----------   -----------    -----------
                                                                                                (Note 14)     (Unaudited)
Current assets:
     Cash                                                              $61,645     $502,833      $676,737       $170,509
     Accounts receivable                                                11,922      117,861       236,967        151,805
     Inventories                                                       119,064      307,045     1,065,122        679,391
     Prepaid expenses                                                   26,885       10,528        48,146
     Deferred tax asset  (Note 15)                                                                245,000        498,800
                                                                    -----------   ----------   -----------    -----------

                Total current assets                                   219,516      938,267     2,271,972      1,500,505
                                                                    -----------   ----------   -----------    ----------

Rental videos and other rental assets, net (Notes 2 and 5)           1,648,381    2,789,707     6,608,592      6,535,528

Property, plant, and equipment, net (Note 3)                           991,740    1,141,871     3,202,864      2,956,535

Other assets:
     Security and other deposits                                        76,570       80,362       361,978        168,910
     Covenants not-to-compete, net (Note 8)                             18,000      141,937       327,838        294,121
     Other assets                                                       23,126       69,205       117,019        158,625
     Deferred stock issuance costs (Note 17)                                                    1,289,822
     Goodwill, net (Note 14)                                                                    5,956,471      5,808,410
                                                                    -----------   ----------   -----------    -----------

                    Total other assets                                 117,696      291,504     8,053,128      6,430,066
                                                                    -----------   ----------   -----------    -----------

                    Total assets                                    $2,977,333   $5,161,349   $20,136,556    $17,422,634
                                                                    ===========  ===========  ============   ============

                     The accompanying notes are an integral
                        part of the financial statements.

                        HOME VISION ENTERTAINMENT, INC.
                                 BALANCE SHEETS
                       September 30, 1993, 1994, and 1995
                                 June 30, 1996



   LIABILITIES AND STOCKHOLDERS' EQUITY                                 1993          1994         1995           1996
                                                                    -----------   ----------   -----------    -----------
                                                                                                (Note 14)     (Unaudited)
Current liabilities:
     Current portion of long-term debt (Note 4)                       $327,100     $446,770      $749,446     $1,037,954
     Current portion of long term-debt - related parties (Note 4)                    61,919       387,947        406,361
     Current portion of obligations under capital leases (Note 6)       55,255       52,388        40,223         33,721
     Short-term notes payable and line of credit (Note 5)               35,000      258,607     1,052,000        100,000
     Accounts payable                                                  747,656    1,552,761     5,144,534      4,835,325
     Due to stockholder (Note 11)                                                   450,000
     Accrued expenses                                                  114,596      182,132       782,137      1,138,218
     Accrued stockholder distributions payable                                      222,124
     Income taxes payable (Note 15)                                                                 1,200
                                                                    -----------   ----------   -----------    -----------

                             Total current liabilities               1,279,607    3,226,701     8,157,487      7,551,579
                                                                    -----------   ----------   -----------    -----------

Long-term debt (Note 4)                                                726,857    1,327,687     5,324,864      6,432,499
Long-term debt - related parties (Note 4)                                           338,081     1,299,249      1,002,996
Obligations under capital leases (Note 6)                              104,624       52,583        33,471         11,548
Deferred income taxes payable (Note 15)                                                           829,800

Commitments (Notes 6 and 18)

Stockholder's equity:
     Preferred stock,  .01 par value,  1,000,000  shares  authorized, no shares issued or outstanding.
     Common stock, .01 par value, 35,000,000 shares
       authorized, 3,644,256, 3,451,000, and 5,916,000 issued
       at September 30, 1993, 1994, and  1995 respectively (Note 11)     3,400      238,401     4,159,401      4,159,401
     Additional paid-in capital                                                                   857,000        833,000
     Retained earnings (accumulated deficit)                           862,845      (22,104)     (388,716)    (2,568,389)
                                                                    -----------   ----------   -----------    -----------
                                                                       866,245      216,297     4,627,685      2,424,012

     Less: Stockholder loans receivable (Note 12)                                                (136,000)
                                                                    -----------   ----------   -----------    -----------

Total stockholders' equity                                             866,245      216,297     4,491,685      2,424,012
                                                                    -----------   ----------   -----------    -----------

Total liabilities and stockholders' equity                          $2,977,333   $5,161,349   $20,136,556    $17,422,634
                                                                    ===========  ===========  ============   ============

                     The accompanying notes are an integral
                        part of the financial statements.

                         HOME VISION ENTERTAINMENT, INC.
                            STATEMENTS OF OPERATIONS

                                                              Year ended September 30,            Nine months ended June 30,
                                                      --------------------------------------     -----------------------------
                                                         1993          1994          1995           1995              1996
                                                      -----------   ----------   -----------     -----------      ------------
                                                                                                                  (Unaudited)
Revenues:
      Rental revenue                                  $6,142,753   $8,166,862   $14,783,017     $10,157,235       $14,107,041
      Product sales revenue                              941,783    1,131,578     3,240,971       2,372,522         3,590,164
                                                      -----------  -----------   -----------     -----------      ------------

            Total revenues                             7,084,536    9,298,440    18,023,988      12,529,757        17,697,205

Operating costs and expenses:
      Cost of product sales                              625,027      807,394     2,220,680       1,302,168         2,453,357
      Store operating expenses                         4,947,849    5,935,930    12,085,641       8,435,801        12,009,398
      General and administrative expenses              1,108,860    1,682,202     3,017,509       2,272,795         3,034,200
      Contract termination expense with
        related party (Note 13)                                       180,238
                                                      -----------   ----------   -----------     -----------      ------------

            Operating  income                            402,800      692,676       700,158         518,993           200,250

Interest expense                                         113,067      147,293       559,770         342,080           730,715
Other expense                                                                                                       2,732,808
                                                      -----------   ----------   -----------     -----------      ------------

            Income before provision for
              income taxes                               289,733      545,383       140,388         176,913        (3,263,273)

Income taxes (Note 15)                                                             (507,000)       (505,000)        1,083,600
                                                      -----------   ----------   -----------    ------------      ------------

            Net Income (loss)                           $289,733     $545,383     ($366,612)      ($328,087)      ($2,179,673)
                                                      ===========   ==========   ===========     ===========      ============

                     The accompanying notes are an integral
                        part of the financial statements.

                         HOME VISION ENTERTAINMENT, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             for the years ended September 30, 1993, 1994, and 1995,
                     and the nine months ended June 30, 1996
                                    (Note 1)

                                                                                       Retained
                                                   Common Stock          Additional    Earnings     Stockholder      Total
                                              ------------------------    Paid-In    (Accumulated     Loans       Stockholders'
                                                Shares       Amount       Capital      Deficit)     Receivable       Equity
                                              ----------   -----------   ----------   -----------   -----------   ------------
Balances at September 30, 1992               $3,239,010        $3,200                   $630,592            $-       $633,792

Issuance of common stock                        405,246           200                                                     200

Net Income                                                                               289,733                      289,733

S corporation distributions                                                              (57,480)                     (57,480)
                                              ----------   -----------   ----------   -----------   -----------   ------------

Balances at September 30, 1993                3,644,256         3,400                    862,845                      866,245

Issuance of common stock (Note 10)            1,061,922       235,001                                                 235,001

Stock repurchase (Note 11)                   (1,255,178)                                (930,000)                    (930,000)

Net Income                                                                               545,383                      545,383

S corporation distributions                                                             (500,332)                    (500,332)
                                              ----------   -----------   ----------   -----------   -----------   ------------

Balances at September 30, 1994                3,451,000       238,401                    (22,104)                     216,297

Stockholder borrowings (Note 12)                                                                      (136,000)      (136,000)

Issuance of common stock in connection
 with the purchase of businesses (Note 14)    2,465,000     3,921,000                                               3,921,000

Issuance of warrants (Note 7)                                              857,000                                    857,000

Net loss                                                                                (366,612)                    (366,612)
                                              ----------   -----------   ----------   -----------   -----------   ------------

Balances at September 30, 1995                5,916,000     4,159,401      857,000      (388,716)     (136,000)     4,491,685

Warrant reclassification                                                   (24,000)                                   (24,000)

Stockholder borrowings write - off                                                                     136,000        136,000

Net loss                                                                              (2,179,673)                  (2,179,673)
                                              ----------   -----------   ----------   -----------   -----------   ------------

Balances at June 30, 1996 (Unaudited)         5,916,000    $4,159,401     $833,000   ($2,568,389)           $-     $2,424,012
                                              ==========   ===========   ==========  ============   ===========   ============

                     The accompanying notes are an integral
                        part of the financial statements.

                         HOME VISION ENTERTAINMENT, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                Year ended September 30,            Nine months ended June 30,
                                                         --------------------------------------   -----------------------------
                                                            1993          1994          1995           1995            1996
                                                         ----------   -----------   -----------   ------------     ------------
                                                                                                                   (Unaudited)
Cash flow from operating activities:
  Net income (loss)                                       $289,733      $545,383     ($366,612)     ($328,087)     ($2,179,673)
  Adjustments to reconcile net income (loss) to
   cash provided by operating activities:
    Depreciation and amortization                        1,662,239     2,536,828     4,725,742      2,845,394        4,906,217
    Write - off of deferred stock issuance costs                                                                     1,289,822
    Contract termination expense                                         180,238
    Compensation expense in the form of common stock                      75,000
    Loss on disposal of fixed assets                         2,625                                                      29,835
    Changes in certain current assets and liabilities:
       Accounts receivable - other                          (5,424)     (105,939)      (97,037)       (67,577)          85,162
       Accounts receivable - related parties                18,800       (20,000)
       Inventories                                           9,471      (187,981)     (375,662)      (130,991)         385,731
       Prepaid expenses                                    (22,881)       16,357       (34,248)       (38,783)          48,146
       Security deposits                                     1,524        (3,792)     (241,029)       (53,604)         193,068
       Accounts payable                                    168,757       637,021     1,461,352      1,282,700         (309,208)
       Accrued expenses                                    (13,366)       66,448       518,228        301,419          356,081
       Deferred income taxes payable                                                   505,800        379,000       (1,083,600)
       Taxes payable                                                                     1,200        126,000           (1,200)
                                                         ----------   -----------   -----------   ------------     ------------

            Net cash provided by operating activities    2,111,478     3,739,563     6,097,734      4,315,471        3,720,381
                                                         ----------   -----------   -----------   ------------     ------------

Cash flow from investing activities:
    Fixed asset additions                                 (275,775)     (378,644)   (1,196,342)      (763,889)        (270,364)
    Rental video and other rental asset additions       (1,837,241)   (3,331,403)   (5,131,848)    (3,416,230)      (3,756,297)
    Purchase of businesses, net of cash acquired *                         1,563    (3,093,325)    (3,093,325)
    Proceeds from sale of fixed assets                       3,000                                                      93,000
                                                         ----------   -----------   -----------   ------------     ------------

            Net cash utilized by investing activities   (2,110,016)   (3,708,484)   (9,421,515)    (7,273,444)      (3,933,661)
                                                         ----------   -----------   -----------   ------------     ------------

Cash flow from financing activities:
    Proceeds from issuance of common stock/ warrants           200        79,845       857,000        853,000
    Due to stockholder                                                                (450,000)      (450,000)
    Proceeds from long-term debt                           342,935       774,990     4,221,036      3,725,036        2,252,000
    Proceeds from short-term notes payable                  10,000       308,064       952,000
    Payments on long- term debt                           (242,505)     (418,051)     (726,575)      (546,714)        (855,857)
    Payments on short- term notes payables                               (59,457)     (257,387)      (178,367)        (952,000)
    Payments on related party debt                                                    (202,015)      (120,805)        (277,839)
    Payments on obligations under capital leases           (51,546)      (54,908)      (52,661)       (39,464)         (28,425)
    Change in line of credit                                25,000       (25,000)       98,780
    Change in stockholder loans receivable                                            (136,000)      (136,000)         136,000
    S corporation distributions                            (57,480)     (137,972)     (222,124)      (222,124)
    Increase in other assets                               (10,081)      (57,402)      (47,814)       (34,696)        (231,905)
    Deferred stock issuance costs                                                     (536,555)       (44,888)        (334,922)
                                                         ----------   -----------   -----------   ------------     ------------

            Net cash provided by financing activities       16,523       410,109     3,497,685      2,804,978         (292,948)
                                                         ----------   -----------   -----------   ------------     ------------

Net increase (decrease) in cash                             17,985       441,188       173,904       (152,995)        (506,228)

Cash, beginning of year                                     43,660        61,645       502,833        502,833          676,737
                                                         ----------   -----------   -----------   ------------     ------------

Cash, end of year                                          $61,645      $502,833      $676,737       $349,838         $170,509
                                                         ==========   ===========   ===========   ============     ============

                    The accompanying notes are an integral
                        part of the financial statements.

                        HOME VISION ENTERTAINMENT, INC.
                            STATEMENTS OF CASH FLOWS

                                                            Year ended September 30,                    Nine months ended June 30,
                                                  ------------------------------------------------   -------------------------------
                                                      1993           1994               1995                 1995            1996
                                                  -----------   -------------   ------------------   ------------------  -----------
                                                                                                                         (Unaudited)
*Purchase of businesses, net of cash
  acquired:
    Current assets, other than cash                                                     $(407,854)            $(430,238)
    Property and equipment                                          $(19,060)          (1,240,807)           (1,265,807)
    Rental assets                                                    (61,792)          (2,739,704)           (2,838,794)
    Stockholder distributions                                       (140,236)
    Goodwill                                                                           (6,114,957)           (5,967,801)
    Other assets                                                                          (40,587)              (40,587)
    Covenants not-to-compete                                                             (224,375)             (224,375)
    Current liabilities                                              169,172            1,458,931             1,370,249
    Other liabilities                                                 20,156                                     97,000
    Deferred income taxes payable                                                          79,000
    Long-term debt                                                   213,561              726,817               796,817
    Long-term debt - related parties                                                    1,489,211             1,489,211
    Common stock issued                                                                 3,921,000             3,921,000
                                                  -----------   -------------   ------------------   -------------------    --------
                                                                     181,801           (3,093,325)           (3,093,325)
    Contract termination expense                                    (180,238)
                                                  -----------   -------------   ------------------   -------------------    --------

      Net cash acquired from (used to acquire)
        businesses                                $         -         $1,563          $(3,093,325)          $(3,093,325)    $      -
                                                  ===========   =============   ==================   ===================    ========


Supplemental disclosures of cash flow information:

      Cash paid for interest                        $113,067        $147,293             $476,737              $331,580     $395,108
                                                  ===========   =============   ==================   ===================    ========

Supplemental information of noncash financing and investing activities:

    At June 30, 1996, $24,000 of additional paid-in capital from warrants was reclassified to debt.

    At September 30, 1995, $753,267 of deferred stock issuance costs remain in accounts payable.

    During 1994, the Company entered into a covenant not-to-compete agreement by issuing a note payable amounting to $150,000. (Note 8)

    During 1994, the Company sold 944,588 shares of common stock for a $75,000 cash payment and an $85,000 note receivable from the party. As part of this transaction, an additional $75,000 was assigned to compensation expense for the difference between the stock's fair value and the selling price of the stock (Note 10).

    At September 30, 1994, the Company had accrued $222,124 for stockholder distributions payable.

    On September 30, 1994, the Company repurchased 1,255,178 shares of its common stock (Note 11). The noncash impact of this transaction was an increase to long-term debt for $400,000, forgiveness of an $80,000 note receivable, an increase in due to stockholder for $450,000, and a reduction in retained earnings of $930,000.

    During 1993 and 1995, the Company entered into various capital lease obligations amounting to $30,827 and $21,384, respectively.

                     The accompanying notes are an integral
                        part of the financial statements.

                        HOME VISION ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS

 1.      Significant Accounting Policies:

         Nature of Business

         Home Vision Entertainment, Inc. (HVE) is principally involved in the business of renting video tapes, VCRs and video games at various locations throughout Maine and parts of New Hampshire and Massachusetts.

         The Company

         Home Vision Entertainment, Inc. (HVE) was formed effective October 1, 1994, and at that time acquired all the assets and assumed all the liabilities of its predecessor, Home Vision Video (HVV), in consideration for the issuance of 3,451,000 shares of common stock of HVE. The exchange between the entities under common control has been accounted for at the historical costs of the assets and liabilities of HVV similar to the pooling of interests method.

         Prior to HVE acquiring all the assets and assuming all the liabilities of HVV, L.A. Entertainment, Inc. (LAE) merged into Home Vision Video. LAE was formed during 1993 to operate stores under the Home Vision Video name. The merger of these entities under common control was accounted for at historical costs similar to the pooling of interests method.

         The financial statements prior to October 1, 1994, are those of Home Vision Video and L.A. Entertainment, Inc., which hereafter are referred to collectively as Home Vision Entertainment, Inc. All references to share information have been adjusted to give effect to HVE issuing 3,451,000 shares of common stock for all the assets and the assumption of all the liabilities of HVV and LAE.

         Interim Financial Statements

         The financial statements for the nine months ended June 30, 1996, are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presention of its operating results and cash flows for that period.

         Cash and Cash Equivalents

         For the purpose of the statement of cash flows, the Company considers all highly liquid debt investments purchased with original maturities of three months or less to be cash equivalents.

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS(CONTINUED)


 1.      Significant Accounting Policies, Continued:

         Merchandise Inventories

         Merchandise   inventories,    consisting   primarily   of   prerecorded
         videocassettes, are stated at the lower of cost on the first-in, first-out method or market.

         Capitalized Software Costs

         Certain costs of internally developed software to be used in the operation of the Company's video stores are capitalized and amortized over the economic useful life of the software product, which is estimated to be three years. Unamortized capitalized software costs included in other assets were approximately $34,000 and $29,000 at September 30, 1995, and at June 30, 1996, respectively.

         Rental and Fixed Assets

         Rental videocassettes and fixed assets are stated at cost.

         For financial reporting purposes, depreciation and amortization have been computed using straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

                                                                Years
                  Furniture and fixtures                          7
                  Office equipment                                5
                  Leasehold improvements                        5 - 7
                  Vehicles                                        5
                  VCR & other rental equipment                  5 - 7
                  Equipment under capitalized leases            3 - 5

         Until October 1, 1995, rental videocassettes which were considered library stock and video games were amortized over 36 months on a straight-line basis. Purchases of a certain number of "hits," namely the top titles released annually, were amortized over twelve months on an accelerated basis. "Hits" consist of those titles for which twelve or more copies were purchased per store.

         Effective October 1, 1995, the Company adopted a new method of amortization for rental videocassettes. Base stock (copies 1-3) videocassettes are amortized over 36 months on a straight-line basis with a $5 provision for salvage value. Hits (copies 4+) are amortized to $5 on a straight-line basis over 6 months. A one-time cumulative effect adjustment charge of $438,872 was recorded on October 1, 1995.

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS(CONTINUED)


 1.      Significant Accounting Policies, Continued:

         Equipment under capital leases is amortized over the shorter of the useful life of the equipment or the term of the lease agreement.

         Maintenance and repairs are charged to expense as incurred; replacements and betterments are capitalized. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is included in the determination of net income.

         Upon transferring rental videocassettes to merchandise inventories for sale, the cost of the video tape transferred and the related accumulated amortization are removed from the rental asset accounts and the difference between the remaining net book value of the video tape transferred and the lower of cost or market used to value merchandise is charged to depreciation expense.

         Amortization of Covenants Not-to-Compete

         Covenants not-to-compete are amortized on a straight-line basis over the terms of the agreements.

         Amortization of Goodwill

         The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Goodwill is amortized on a straight-line basis over 20 years. Goodwill impairment is assessed at each balance sheet date based upon a review of the current and expected future results of the acquired entities. The assessment is premised on future operating earnings and cash flows on an undiscounted basis.

         Revenue Recognition

         Revenue is recognized at the time of rental or sale.

         Store Opening Costs

         Store opening costs, which consist primarily of payroll, advertising, and supplies, are expensed as incurred.

         Per Share Data

         In September, 1995, the Company's Board of Directors approved a stock split of 493-for-1, resulting in the issuance of an additional 5,904,000 shares of common stock to the current stockholders. Share information has been adjusted to give effect to the stock split in the

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS(CONTINUED)


1.       Significant Accounting Policies, Continued:

         accompanying financial statements. In addition, the Company authorized 35,000,000 shares of common stock. Prior to this action, there were 12,000 shares of common stock outstanding.

         Net income per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the period presented. Common stock equivalents include the effect of shares to be issued upon the exercise of common stock options and warrants. Net loss per share for the year ended September 30, 1995 was $(.07).

         Preferred Stock

         The Board of Directors has the authority, without further action of the stockholders of the Company, to issue up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series.

         The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

 2.      Rental Videos and Other Rental Assets:

         Rental videos and other rental assets consisted of the following at September 30, 1993, 1994, 1995, and at June 30, 1996:

                                 1993          1994        1995         1996
                                 ----          ----        ----         ----

         Rental videos        $4,227,869   $5,433,331   $9,727,253  $13,091,722
         Rental video games      521,585      987,625    1,485,822    1,825,662
         VCR's/ other assets      53,089      121,377      452,049      504,037
                              -----------  -----------  ----------- -----------
                               4,802,543    6,542,333   11,665,124   15,421,421
         Less accum. amort.   (3,154,162)  (3,752,626)  (5,056,532)  (8,885,893)
                              -----------  -----------  -----------  -----------
                              $1,648,381   $2,789,707   $6,608,592   $ 6,535,528
                              ===========  ===========  ===========  ===========


         Amortization expense for rental videos and other rental assets was approximately $1,438,000, $2,254,000, and $4,053,000 for the years ended September 30, 1993, 1994, and 1995, respectively, and $3,880,000 for the nine months ended June 30, 1996.

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS(CONTINUED)


 3.      Property, Plant, and Equipment:

         Property, plant, and equipment consisted of the following at September 30, 1993, 1994, 1995, and at June 30, 1996:

                                     1993        1994        1995        1996
                                     ----        ----        ----        ----
         Furniture & Fixtures     $ 896,773  $1,124,985  $2,238,290  $2,705,097
         Office Equipment           149,926     203,007     552,357     473,675
         Leasehold Improvements     320,412     371,240   1,187,418   1,331,080
         Vehicles                    33,166      83,585     320,237      58,814
         Equipment under lease      223,008     223,008     244,392     244,392
                                  ---------- ----------- ----------- -----------
                                  1,623,285   2,005,825   4,542,694   4,813,058
         Less accum. depreciation  (631,545)   (863,954) (1,339,830) (1,856,523)
                                  ---------- ----------- ----------- -----------
                                  $ 991,740  $1,141,871  $3,202,864   $2,956,535
                                  ========== =========== =========== ===========


         Depreciation and amortization expense for property, plant, and equipment was approximately $206,000, $247,000, and $473,000 for the years ended September 30, 1993, 1994, and 1995, respectively, and $517,000 for the nine months ended June 30, 1996.

         During 1995 the Company purchased approximately $113,000 of computer equipment from a company owned by a related party.



 4.      Long-Term Debt, Including Related Parties:

         Long-term debt consisted of the following at September 30, 1993, 1994, 1995, and June 30, 1996:

                                                                                    1993        1994           1995          1996
                                                                                    ----        ----           ----          ----
            from the New York Prime plus 2% to 3% (10.75% - 11.75%
            at September 30, 1995), with principal and interest due in monthly installments ranging from $2,680 - $3,999 through
            various dates  through the year 2000.  The notes are
            collateralized by substantially all assets of the Company.          $            $  544,723    $  698,708    $  601,429

         8% stockholder note, with principal and interest due in monthly
             installments of $8,111 through October 1, 1999.                                    400,000       338,081       283,982

         7% note payable to related party, with principal and interest payable in monthly  installments of $20,000 through
            December 2000.                                                                                  1,051,875       924,150

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS(CONTINUED)


 4.      Long-Term Debt, Including Related Parties, Continued:

                                                                                   1993         1994           1995          1996
                                                                                   ----         ----           ----          ----

         8% stockholder note, with principal and interest due in monthly
            installments of $11,307 through July, 1997.                                                       230,655       150,654

         Various notes payable bearing interest at 9% with principal and interest due in monthly installments ranging from $1,113 to
             $1,908 through August, 1998.                                                                     123,659        93,919

         9% related party note, with principal and interest due in monthly
             installments of $2,226 through August, 1998.                                                      66,585        50,572

         Various notes bearing interest at 9.5%, with principal and interest
            due in monthly  installments ranging from $3,125 to $4,467.                                       227,937       195,692

         8% note, with principal and interest payable in monthly
             installments of $4,701 through September, 1997.                                                  107,935        71,126

         11% subordinated note, with principal and interest due on December
             31, 1996, collateralized by substantially all assets of the
             Company.  The note is with the Company's primary supplier of video
             rental tapes. (Note 7)                                                                         2,976,000     3,000,000

         Variable rate note guaranteed by the stockholders of the Company with interest equal to the New York prime rate plus 2% (9.25% at Septem-
             ber 30, 1995); principal and interest payable in monthly install-
             ments of $25,349 through November 1999.  The note is collateralized
             by substantially all assets of the Company.                                                    1,014,811       854,430

         Variable rate (10.75% at September 30, 1995) note, with principal and interest payable in monthly installments of $18,249 through
            February, 1999; collateralized by substantially all assets of the
            Company.                                                                            813,620       668,010       543,730

         13.63% covenant not-to-compete obligation, with principal and interest
            payable in monthly  installments of $1,287 through February, 2002.                   71,492        65,826        60,744

         Various notes due in monthly installments with interest rates
            ranging from 6.9% to 15%.                                             155,625       158,958       191,424        40,728

         10% note guaranteed by the stockholders of the Company and col-
           lateralized by assignment of leases and all assets, with principal
           and interest due in monthly installments of $9,680 through 1996.       278,336       185,664


                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS(CONTINUED)


4.       Long-Term Debt, Including Related Parties, Continued:

                                                                                   1993         1994           1995          1996
                                                                                   ----         ----           ----          ----
         Variable rate (8.5% at September 30, 1993) U.S. Small Business
            Administration  note, guaranteed by the stockholders of the
            Company, collateralized by assignment of leases and all assets except vehicles; payable over 5 years in monthly installments
            of $12,917, plus accrued interest.  Note repaid in 1994.              619,996

         12.5% note guaranteed by the stockholders of the Company with principal and interest payable in monthly installments of
            $115,808 through April, 1997.                                                                                 1,094,403

         Variable rate note guaranteed by the stockholders of the Company with interest equal to the New York prime rate plus 3%(10.25% at January
             31, 1996); principal and interest payable in monthly installments of $20,580 through January, 2001.  The note is collateralized by
             substantially all assets of the Company.                                                                       914,251

                                                                                ----------   -----------   -----------   -----------
                                                                                1,053,957     2,174,457     7,761,506     8,879,810

         Less current portion                                                    (327,100)     (508,689)   (1,137,393)   (1,444,315)
                                                                                ----------   -----------   -----------   -----------

         Long-term debt, excluding current portion                              $ 726,857    $1,665,768    $6,624,113    $7,435,495
                                                                                ==========   ===========   ===========   ===========



         The loan agreements contain certain restrictive covenants including the maintenance of certain minimum current assets to current liability ratios, attaining certain net profits, maintaining cash reserves equal to 5% of total assets beginning September 30, 1995, maintaining a deposit relationship with the Company's primary lender, and attaining minimum debt to tangible net worth ratios. As of September 30, 1995, the Company was not in compliance with certain restrictive covenants and received a waiver from the note holder in a letter dated October 27, 1995 under which the note holder agreed to waive the covenant default through and including October 1, 1996.

         The $2,976,000 note contains various covenants, including the maintenance of minimum cash flow and current ratios, and stipulations that the Company shall not declare or pay a dividend of any kind nor allow senior indebtedness to exceed $12,500,000 prior to the proposed initial public offering or $25,000,000 after the proposed initial public offering. As of September 30, 1995, the Company was not in compliance with certain restrictive covenants and received a waiver from the note holder in a letter dated June 24, 1996, under which the note holder agreed to waive the covenant default through and including October 1, 1996.

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS(CONTINUED)



4.       Long-Term Debt, Including Related Parties, Continued:

         The aggregate principal maturities of the long-term debt at September 30, 1995, for the next five years and thereafter are as follows:


                           1996                   $1,137,393
                           1997                    4,177,168
                           1998                    1,077,392
                           1999                      889,669
                           2000                      378,057
                           Thereafter                101,827
                                                 ------------
                                                  $7,761,506
                                                 ============

 5.      Short-Term Notes Payable and Line of Credit:

         Short-term notes payable consisted of the following at September 30, 1993, 1994, 1995, and June 30, 1996.

                                                                                   1993         1994           1995          1996
                                                                                   ----         ----           ----          ----
         11.75% note due January 1996, collateralized by rental and fixed
            assets.  The note is guaranteed by stockholders of the Company.     $            $             $  952,000    $

         Non-interest bearing note; collateralized by rental assets, payable
            in monthly installments of $26,692 through July 1995.                               257,387

         9% note, collateralized by rental assets.                                 10,000

         Variable rate (9.75% at September 30, 1995) bank line of
            credit; collateralized by rental assets.                               25,000

         Variable rate (9.75% at September 30, 1995) $100,000 bank
            line of credit; collateralized by rental assets.                                      1,220       100,000       100,000
                                                                                ---------    ----------    ----------    ----------


                                                                                $  35,000    $  258,607    $1,052,000    $  100,000
                                                                                =========    ==========    ==========    ==========

 6.      Commitments:

         Leases

         The Company leases certain of its retail and office space and equipment under non-cancelable operating leases, certain of which contain renewal options and escalation clauses.

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.       Commitments, Continued:

         Leases, Continued

         Future minimum lease payments required under these leases as of September 30, 1995 are as follows:

                                                  Operating       Capital
                                                   Leases         Leases
                                                 ----------       -------
                     1996                        $2,292,000       $51,325
                     1997                         1,938,000        16,425
                     1998                         1,347,000         5,491
                     1999                           873,000         5,491
                     2000                           621,000         4,852
                     Thereafter                   1,736,000
                                                 ----------       -------

            Total minimum lease payments         $8,807,000        83,584
                                                 ==========
            Less amount representing interest                      (9,890)
                                                                  -------
            Present value of future
              minimum lease payments                              $73,694
                                                                  =======

         The net book value of equipment under capitalized leases at September 30, 1993, 1994, and 1995, was approximately $123,000, $168,000, and
         $100,000, respectively, and was approximately $45,000 at June 30, 1996.

         Aggregate rental expense was approximately $1,025,000, $1,200,000, and $2,150,000 for the years ended September 30, 1993, 1994, and 1995, respectively, and was approximately $2,500,000 at June 30, 1996.

         The Company rents its office space from a partnership whose partners are also stockholders of the Company. Amounts paid to the related partnership were approximately $58,000, $55,000, and $56,000 for the years ended September 30, 1993, 1994, and 1995, respectively, and was approximately $42,000 for the nine months ended June 30, 1996.

         Employment Contracts

         The Company has entered into employment contracts with certain key employees that provide for minimum annual compensation over periods ranging from two to five years. At September 30, 1995, the aggregate commitment was approximately $3,380,000.

         Rentrak Agreement

         Home Vision Entertainment, Inc. has entered into a six year agreement with Rentrak which requires the Company to rent a minimum quantity of video tapes on a monthly basis. In consideration for the Company's agreeing to certain rental conditions, Rentrak will pay

                        HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENT (CONTINUED)


6.       Commitments, Continued:

         Rentrak, Continued

         approximately $290,000 to the Company which will be amortized to income over the life of the agreement. At September 30, 1995, the Company has received $262,000 from Rentrak of which approximately $228,000 has been deferred for future income recognition.

         Litigation

         Certain claims arising in the normal course of business are pending; however, in the opinion of management, the outcome of these matters will not have a material adverse effect on the Company.

 7.      Warrants:

         On June 27, 1995, the Company issued warrants to Rentrak for $833,000. The warrants entitle Rentrak to purchase one percent (1%) of the Company's common stock immediately prior to the proposed initial public offering at an exercise price of $100. These warrants may be exercised beginning June 27, 1995 through June 27, 2000.

         In fiscal 1995, in conjunction with a $3 million financing arrangement, the Company issued detachable warrants entitling the holder to purchase shares of the Company's common stock subsequent to its IPO. The warrants are exercisable beginning on the date the IPO is completed and expire on June 30, 2000. The number of shares purchasable is equal to the quotient obtained by dividing $3,495,000 by an amount equal to 85% of the common stock's IPO price. These warrants are exercisable at a price equal to 85% of the IPO price and may be exercised for cash, presentation of the related note payable, or a combination of the two. Based upon the imputed value of the Company's stock at the time the detachable warrants were issued, $24,000 has been allocated to the value of the detachable warrants at September 30, 1995 with a corresponding reduction from the $3 million face value of the note. On June 30, 1996, the $24,000 allocated to these warrants was reclassified to the note.

 8.    Covenants Not-To-Compete:

         As part of a stock redemption agreement with a former shareholder in fiscal year 1988, the Company executed a non-competition agreement in exchange for a noninterest bearing obligation for $100,000, payable in monthly installments of $1,000 over 100 months.

         In fiscal 1994, the Company executed a non-competition agreement with a
         former  shareholder  in  exchange  for  a  $150,000   obligation.   The
         obligation required a $75,000 payment during

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


 8.      Covenants Not-To-Compete, Continued:

         fiscal 1994 with the remaining $75,000 to be paid in monthly install-ments of $1,287 over 96 months and bears interest at a rate of 13.63%.

         In conjunction with the Total Video Acquisition (Note 14) on June 30, 1995, the Company executed a non-competition agreement with Total Video's stockholder in exchange for a cash payment of $100,000. The covenant will be amortized over four years, the life of the agreement.

         In  conjunction  with one of the "Other"  Acquisitions  (Note 14),  the
         Company executed a non-competition agreement with one of the stockholders in exchange for a $124,375 obligation. The obligation is to be paid in monthly installments of $3,125 over 48 months, and bears interest at a rate of 9.5%.

 9.      Stock Options:

         In September of 1995, the Board of Directors approved a stock option plan available to substantially all full time employees and a stock option plan available to all outside directors of the Company. The Company has reserved 1,000,000 shares of common stock for these plans.

         Upon the completion of a proposed IPO, the Company will grant options to certain employees entitling the employees to purchase a total of 211,400 shares of the Company's common stock at the IPO price per share. Of these, options to purchase 87,900 shares will be exercisable immediately and the remainder will be exercisable over periods ranging from one to four years.

         The Director's stock option plan provides for the two outside Directors to receive 5,000 options each upon completion of the IPO, exercisable at the IPO price per share.

         The  various  above   mentioned   stock  option  plans  have  not  been
         implemented since the Company has not completed the proposed IPO.

         Prior to adopting its formal stock option plan, the Company granted an option to purchase $200,000 of common stock to the stockholder of Total Video (Note 14), which is exercisable at a price equal to the IPO price per share. In addition, as further discussed in Note 16, the Company has agreed to grant a total of 319,500 options in conjunction with the acquisitions expected to occur upon completion of the IPO. These options are exercisable at the IPO price per share.

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10.      Compensation Expense in the Form of Common Stock:

         On December 7, 1993, Home Vision Entertainment, Inc. sold 944,588 shares of common stock for a $75,000 cash payment and an $85,000 note receivable from a related party. The value of the 944,588 shares of common stock was determined to be $235,000 which resulted in the Company's recognizing $75,000 of expense for the difference between the fair value of the stock and the consideration originally received from the stockholder.

11.      Stock Repurchase:

         On September 30, 1994, Home Vision Entertainment, Inc. reacquired 1,255,178 shares of its no par common stock from its stockholders for an estimated fair value of $930,000, which included Home Vision Entertainment, Inc. forgiving $80,000 outstanding on a note receivable (Note 10), paying $450,000 in cash subsequent to year end (classified as due to stockholder at September 30, 1994), and issuing a five year, 8%, related party note payable for $400,000.

12.      Stockholder Loans Receivable:

         Stockholder loans receivable represent amounts advanced to stockholders bearing interest at 8.5%. The notes are uncollateralized and have been included with stockholders' equity. These notes were written off by the Company in fiscal 1996.

13.      Contract Termination:

         On September 30, 1994, Home Vision Entertainment, Inc. purchased the rights to certain advertising space from Priority One, a company
         engaged  in  the   selling  of   advertising   space  on  Home  Vision
         Entertainment, Inc. video cartridge boxes. Home Vision Entertainment, Inc. was required to pay $167,000 and assume approximately $21,000 of debt to terminate its contract with Priority One and obtain the advertising rights. Priority One was 75% owned by a stockholder of Home Vision Entertainment, Inc.

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

14.      Acquisitions:

         Verbal Volumes Acquisition:

         On September 30, 1994, the Company acquired all of the assets and assumed certain liabilities of Verbal Volumes (VV), a company engaged in the rental of audio tapes, owned substantially by the stockholders of the Company. The Company purchased VV for $1 and assumed approximately $192,000 of VV's debt, and forgave a $20,0000 account receivable due from VV.

         The exchange between the entities under common control was accounted for at historical costs similar to the pooling of interests method. The historical cost at the date of the acquisition of the assets and liabilities was as follows:

                  Current assets                               $   1,000
                  Audio book rental inventory                     62,000
                  Equipment                                       11,000
                  Current liabilities                             (2,000)
                  Long-term liabilities                         (192,000)
                                                                ---------

                                                               $(120,000)
                                                                =========

         The difference between the historical costs of the assets acquired and the liabilities assumed was treated as stockholder distributions. The results of operations of VV have been included in the results of operations of the Company since the date of the acquisition.

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


14.      Acquisitions, Continued:

         Sounds Easy Video Acquisition:

         On October 1, 1994, the Company acquired all of the assets and assumed all of the liabilities of Guerrette Home Entertainment in connection with fourteen video stores operated by Guerrette Home Entertainment in Maine under the trade name Sounds Easy Video (SEV).

         The assets acquired consisted principally of videocassettes and other inventory held for sale or rent and furniture and fixtures of the video stores.

         The cost of the SEV acquisition, net of various liabilities assumed, of $1,725,000 was provided for through the issuance of 1,479,000 shares of the Company's common stock. Prior to this acquisition, SEV redeemed 49% of its outstanding partnership interest for $1,319,000 in demand notes payable. The purchase method of accounting was used to record the acquisition. The estimated fair market value at the date of the acquisition of the assets and liabilities of the acquired stores was as follows:

                  Current assets                             $    208,000
                  Videocassette rental inventory                1,245,000
                  Equipment and leasehold improvements            504,000
                  Other assets                                      8,000
                  Current liabilities                          (1,095,000)
                  Long-term liabilities                        (1,199,000)
                                                              ------------

                                                             $   (329,000)
                                                              ============

         As a result, the Company recorded approximately $2.1 million in goodwill, which is being amortized over 20 years on a straight-line basis. The results of operations of SEV have been included in the results of operations of the Company since the date of the acquisition.

         Total Video Acquisition

         On June 30, 1995, the Company acquired, for $1.85 million in cash, from Total Video (TV) substantially all of the operating assets of TV used in connection with five video stores operated by TV in New Hampshire and paid $100,000 in cash for a covenant not-to-compete. As part of its purchase of TV, the Company granted stock options entitling the stockholder of TV to purchase $200,000 worth of the Company's common stock at a price equal to the initial public offering price of the common stock (Note 9).

         The assets acquired consisted principally of videocassettes and other inventory held for sale or rent and furniture and fixtures of the video stores.

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


14.      Acquisitions, Continued:

         Total Video Acquisition, Continued:

         The total cost of the TV acquisition of $1.95 million was provided through borrowings of long-term debt by the Company. The purchase method of accounting was used to record the acquisition. The estimated fair market value at the date of the acquisition of the assets of the acquired stores was as follows:

                  Current assets                                  $  73,000
                  Videocassette rental inventory                    488,000
                  Equipment and leasehold improvements              162,000
                  Other assets                                       21,000
                                                                  ---------

                                                                  $ 744,000
                                                                  =========

         As a result, the Company recorded approximately $1.1 million in goodwill, which is being amortized over 20 years on a straight-line basis, and a $100,000 covenant not-to-compete, which will be amortized over four years, the life of the agreement.

         Front Row Video Acquisition

         On June 30, 1995, the Company acquired all of the assets and assumed all of the liabilities of nine Front Row Video (FRV) video stores in Maine. As part of this purchase, the Company paid $250,000 in cash, issued a $250,000, 8% note payable due in 24 monthly installments commencing August 1, 1995, and issued 658,155 shares of its common stock, which were assigned a value of $2,196,000. 327,845 shares of the common stock issued as part of the acquisition of FRV were issued to a stockholder of the Company who owned 49% of FRV. In order to capitalize the Company with 5,916,000 shares of outstanding common stock upon completion of the FRV acquisition, all of the remaining stockholders of the Company received 362,355 additional shares of common stock, proportionate to their shareholdings after giving effect to the acquisitions.

         The assets acquired consisted principally of videocassettes and other inventory held for sale or rent and furniture and fixtures of the video stores.

         The purchase method of accounting was used to record the acquisition. The estimated fair market value at the date of the acquisition of the assets and liabilities of the acquired stores was as follows:

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


14.      Acquisitions, Continued:

         Front Row Video Acquisition, Continued:

                  Current assets                               $  144,000
                  Videocassette rental inventory                  722,000
                  Equipment and leasehold improvements            472,000
                  Other assets                                     21,000
                  Deferred income taxes                           (79,000)
                  Current liabilities                            (503,000)
                  Long-term liabilities                          (500,000)
                                                               -----------

                                                               $  277,000
                                                               ===========

         As a result, the Company has recorded approximately $2.4 million in goodwill, which is being amortized over 20 years on a straight-line basis.

         Other Acquisitions

         On June 30, 1995, the Company acquired two video store chains consisting of three video stores in Massachusetts and one video store in Maine (the "Other Acquisitions").

         The assets acquired consisted principally of videocassettes and other inventory held for sale or rent and furniture and fixtures of the video stores.

         The total cost of the other acquisitions of $1.02 million was funded through the issuance of approximately $439,000 of notes payable, $424,000 in cash, and assuming certain liabilities. Three of the Company's stockholders had an ownership interest in one of the "Other Acquisitions". The stockholders were paid approximately $65,000 in the aggregate as part of the acquisition. The purchase method of accounting was used to record the acquisition. The estimated fair value at the date of the acquisition of the assets and liabilities of the acquired stores was as follows:

                  Current assets                                  $  51,000
                  Videocassette rental inventory                    283,000
                  Equipment and leasehold improvements               52,000
                  Other assets                                        5,000
                  Current liabilities                              (107,000)
                  Long-term liabilities                             (70,000)
                                                                  ----------
                                                                  $ 214,000
                                                                  ==========

                        HOME VISION ENTERTAINMENT, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


14.      Acquisitions, Continued:

         Other Acquisitions, Continued:

         As a result, the Company has recorded approximately $520,000 in goodwill, which is being amortized over 20 years on a straight-line basis, and a $124,375 covenant not-to-compete, which will be amortized over four years, the life of the agreement.

         Summary

         The following table represents the unaudited proforma results of operations of the Company for the years ended September 30, 1994 and 1995, as if the Sounds Easy Acquisition, Total Video Acquisition, Front Row Video Acquisition, and the "Other Acquisitions" had occurred at the beginning of the respective periods. These proforma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the respective periods or of results which may occur in the future.

                                       1994                      1995
                                   ------------              -------------
                                                 (Unaudited)

         Total revenue             $ 21,359,000              $ 23,339,000
         Net income (loss)         $  1,174,000              $   (558,000)

15.      Income Taxes:

         Prior to October 1, 1994, the Company was taxed for federal and state income tax purposes as an S corporation under Subchapter S of the Internal Revenue Code of 1986, and was taxed as an S corporation for state income tax purposes under comparable state tax laws. As a result, the Company's earnings were taxed directly to the Company's shareholders for federal and certain state income tax purposes, at their individual federal and state income tax rates, rather than to the Company. Subsequent to September 30, 1994, the Company has been subject to federal and state income taxes on its earnings.

         Under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109) issued by the Financial Accounting Standards Board, the Company was required to provide for deferred taxes, arising from the cumulative temporary differences between financial reporting and tax reporting, by recognizing a provision for income taxes for such deferred taxes in its statement of operations in the period in which the termination of the Company's S corporation status occurred. Such charge to earnings during the year ended September 30, 1995 was $400,000.

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



15.      Income Taxes, Continued:

         The provision for income taxes consists of the following for fiscal 1995 and for fiscal 1996 through June 30, 1996:

                                                      1995            1996
         Current tax expense                      -----------     ------------
                  State                           $    1,200      $         -
                                                  -----------     ------------
                                                       1,200                -
         Deferred tax expense
                  Federal                            834,300         (839,800)
                  State                              189,500         (243,800)
                                                  -----------     ------------
                                                   1,023,800       (1,083,600)
                                                  -----------     ------------
         Benefit of net operating loss              (518,000)               -
                                                  -----------     ------------
                                                  $  507,000      $(1,083,600)
                                                  ==========      ============

         A reconciliation of the differences between income tax expense at statutory rates and the effective rate is as follows:

                                                      1995            1996
                                                      ----            ----
         Tax expense on income at statutory rates  $  49,000    $  (1,141,600)
         Conversion to C corporation                 400,000
         Goodwill amortization                        36,000           60,000
         Shareholder note write-off                                    54,000
         State income taxes, net of federal benefit    9,000         (163,000)
         Other                                        13,000          107,000
                                                   ---------    --------------
                  Total tax expense                $ 507,000    $  (1,083,600)
                                                   =========     ==============

         Deferred taxes result principally from temporary differences in the amounts recorded for depreciation and amortization, and certain accrued liabilities for financial statement and tax reporting purposes. In addition, there is a net operating loss carryforward in the amount of $5,564,000 available to the year ending September 30, 2010. The components of deferred taxes are as follows:

         Depreciation and amortization              $1,338,800       $1,888,000
         Net operating loss carryforward              (518,000)      (2,225,600)
         Deferred revenue                             (132,000)        (106,400)
         Contract termination expense                  (72,000)
         Accrued expenses                              (32,000)         (54,800)
                                                    ----------       ----------
           Total deferred income taxes
             payable (deferred tax asset)           $  584,800       $ (498,800)
                                                    ==========       ==========

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


16.    Events Subsequent to Year-End:

         Pending Acquisitions

         Concurrently with the closing of the proposed IPO, the Company anticipated acquiring seventy two additional video stores and their related operations for aggregate consideration of approximately $50.5 million consisting of approximately $41.4 million in cash, the issuance of approximately $5.7 million in shares of common stock, $0.4 million in scheduled payments under covenants not-to-compete and $3.0 million in assumed liabilities.

         The Company agreed to grant options entitling various stockholders and key employees of the aforementioned acquirees to purchase 319,500 shares of the Company's common stock at an exercise price equal to the public offering price per share in the proposed initial public offering.

         The  purchase  and sale  agreement  with one of the  acquirees  expired
         December  1,  1995,   while  the  remaining  three  purchase  and  sale
         agreements expired January 31, 1996.

         Agreement of Merger

         On June 5, 1996, the Company's shareholders entered into an Agreement of Merger (the Agreement) with Movie Gallery, Inc. and Movie Gallery of Maine, Inc. Pursuant to the terms of the Agreement, Movie Gallery, Inc. will acquire all of the stock of the Company by means of a reverse merger of Movie Gallery of Maine, Inc. into the Company on the terms and subject to the conditions set for in the Agreement.

17.      Deferred Stock Issuance Costs:

         Deferred stock issuance costs represents amount incurred to conduct audits of the companies acquired or to be acquired by the Company, and various legal and accounting costs directly related to the proposed IPO.

         The deferred stock issuance costs were written off by the Company in December, 1995.

18.      Workers' Compensation:

         During fiscal year 1994, the Company became a participant in a group workers' compensation self-insured trust fund. Workers' compensation expense is based on premiums paid plus the Company's pro rata share of any excess of liabilities over plan assets.

         The Company is jointly and severally liable in connection with the group workers' compensation self-insured trust fund for:

         1. Any lawful obligation of the trust fund which it might become legally obligated to pay in respect to any fund year or part thereof that the Company participated in the Fund.

                         HOME VISION ENTERTAINMENT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


18.      Workers' Compensation, Continued:

         2. All necessary assessments and charges, as determined by the fund trustee, to be paid into the Fund at required intervals.

         No liability has been recorded for any assessments, nor does the Company's management believe that such potential assessment, if ultimately made, would have a material impact on the financial statements.

19.      Reclassifications:

         Certain reclassifications have been made to the 1993 and 1994 financial statements to conform to the 1995 presentation.